Exhibit 99.1

The Mosaic Company 3033 Campus Drive, Suite E490 Plymouth, MN 55441 www.mosaicco.com

FOR IMMEDIATE RELEASE

Media Ben Pratt The Mosaic Company 763-577-6102 benjamin.pratt@mosaicco.com	Investors Laura Gagnon The Mosaic Company 763-577-8213 investor@mosaicco.com

THE MOSAIC COMPANY REPORTS SECOND QUARTER 2018 RESULTS
Raises Full-Year Adjusted EBITDA and EPS Guidance

PLYMOUTH, MN, August 6, 2018 - The Mosaic Company (NYSE: MOS) today reported second quarter 2018 net earnings of $68 million. EBITDA(1) during the quarter was $333 million, or $461 million adjusted for notable items, up both sequentially and year over year. Second quarter earnings per share were $0.18, which included a negative impact of $0.22 per share from notable items, primarily related to non-cash currency translation charges and costs related to the Vale Fertilizantes acquisition, partially offset by discrete tax benefits. Adjusted earnings per share(1) during the second quarter of 2018 were $0.40, ahead of both last year and the first quarter of 2018.
Highlights:

•	Guiding to full-year adjusted EBITDA(1) in the range of $1.80 - $1.95 billion, up from the previously increased $1.70 - $1.90 billion range.

•	Raising full-year adjusted EPS(1) guidance to $1.45 - $1.80, from $1.20 - $1.60, due to strong underlying business performance and lower expected full-year effective tax rate.

•	Generated cash flow from operating activities of $807 million in the quarter, benefiting from strong business performance and prepayments from customers in Brazil.

•
Delivered on Mosaic Fertilizantes synergy targets with $56 million in gross synergies realized year-to-date, or $34 million net of costs to achieve them. Run rate savings were well over $100 million as of June 30, 2018.

•	Achieved record MicroEssentials® sales volumes in the second quarter.

•	Paid down an additional $200 million of long-term debt subsequent to quarter end, reaching our full-year 2018 debt retirement target of $500 million.

(1) See “Non-GAAP Financial Measures” for additional information and reconciliation.

“We are seeing positive developments in potash and phosphate markets and we expect the momentum to continue,” said Joc O’Rourke, President and Chief Executive Officer. “Strong operational performance across our three business units and constructive market developments are driving improved earnings and cash flow. We are making excellent progress on the transformational initiatives at Mosaic Fertilizantes and are well positioned to benefit from today’s improved business environment.”
Mosaic’s net sales in the second quarter of 2018 were $2.2 billion, compared to $1.8 billion last year, primarily driven by the acquisition of Vale Fertilizantes and higher average sales prices in all three operating segments. Operating earnings during the quarter were $196 million, up from $95 million a year ago, driven by higher gross margins in all segments.
Cash flow from operating activities in the second quarter of 2018 was $807 million compared to $243 million in the prior year. The current period cash flow benefitted from strong business performance, customer prepayments in Brazil and seasonal reversal of negative working capital trends from the first quarter of 2018. Capital expenditures totaled $201 million in the quarter. Mosaic’s total cash and cash equivalents, excluding restricted cash, were $1.0 billion and long-term debt was $5.0 billion as of June 30, 2018. Subsequent to quarter end, the Company used $200 million in cash to further reduce long-term debt.
“Mosaic is well ahead of schedule to achieve its debt pay-down target of $700 million by the end of 2020,” said Joc O’Rourke.  “In fact, we have paid down $500 million in debt this year, which brings us closer to our through-cycle balance sheet targets. As we look ahead, our capital priorities remain unchanged: maintain a strong balance sheet, sustain our assets, invest to grow the business and return excess to shareholders.”

Phosphates Results*	2Q 2018	1Q 2018	2Q 2017
Sales Volumes million tonnes	2.3	1.9	2.6
Gross Margin (GAAP) per tonne	$67	$49	$29
Adjusted Gross Margin (non-GAAP) per tonne	$70	$57	$29
*Tonnes = finished product tonnes
Net sales in the Phosphates segment were $1.1 billion for the second quarter, up from $975 million last year, with higher average sales prices more than offsetting lower sales volumes that resulted from Mosaic’s decision to temporarily idle its Plant City concentrates facility. Gross margin was $154 million for the second quarter and included a negative $6 million notable item due to refinement of our weighted average inventory costing, compared to $76 million for the same period a year ago. The increase in the second quarter gross margin was primarily driven by higher average sales prices, as well as operational improvements that lowered controllable operating costs in the segment. These benefits were partially offset by higher sulfur costs, as well as the notable item discussed above.

Potash Results	2Q 2018	1Q 2018	2Q 2017
Sales Volumes million tonnes	2.4	1.7	2.2
Gross Margin (GAAP) per tonne	$56	$61	$50
Adjusted Gross Margin (non-GAAP) per tonne	$58	$64	$50
Net sales in the Potash segment totaled $569 million for the second quarter, up from $468 million last year, driven by both higher average sales prices and higher sales volumes. Gross margin was $132 million for the second quarter and included a negative $4 million notable item due to refinement of our weighted average inventory costing, compared to $110 million for the same period a year ago. The improvement in gross margin was primarily driven by higher average sales prices, partially offset by increased costs of goods in inventory from the impact of the first quarter’s weather and logistics related containment issues. MOP cash costs, including brine management costs, were $85 per tonne, higher than last year’s levels primarily as a result of a negative impact from the stronger Canadian dollar compared with a year ago and timing of turn-arounds.

Mosaic Fertilizantes Results*	2Q 2018	1Q 2018	2Q 2017
Sales Volumes million tonnes	1.8	1.6	1.3
Gross Margin (GAAP) per tonne	$29	$37	$19
Adjusted Gross Margin (non GAAP) per tonne	$29	$37	$19
*Tonnes = finished product tonnes
Net sales in the Mosaic Fertilizantes segment were $713 million for the second quarter, up from $467 million last year. Gross margin was $53 million, compared to $25 million for the same period a year ago. The year-over-year increase in gross margin is primarily driven by the acquisition of Vale Fertilizantes. Gross margin was negatively impacted by $11 million related to the trucker strike in Brazil and $27 million from turnaround and related idle plant expenses. Gross margin also benefitted from a $16 million purchase price fair market value adjustment of acquired inventory. The benefit is expected to be immaterial going forward.

Mosaic Fertilizantes segment total finished product sales volumes were up year over year, primarily as a result of the acquisition of Vale Fertilizantes, partially offset by the impact of the trucker strike which reduced sales volumes by an estimated 300 thousand tonnes.
Mosaic Fertilizantes continues to be on track to achieve $100 million in net synergies in 2018 with gross year-to-date realized synergies of $56 million, or $34 million net of costs to achieve them. Run rate savings were well over $100 million as of June 30, 2018.
Other
Selling, General and Administrative (SG&A) expenses were $79 million for the second quarter, up from $71 million last year, primarily as a result of a larger business footprint in Brazil.
While the reported tax rate during the second quarter of 2018 was 5 percent, excluding discrete items the calculated GAAP effective tax rate was 22 percent. Mosaic expects to pay minimal cash income taxes in 2018. Mosaic believes there may be continued volatility in its effective tax rate due to changing interpretations of the new tax laws and changes in valuation allowances, but currently expects the 2018 effective tax rate to be in the mid-20 percent range.

Financial Guidance
“Despite trade uncertainties and volatile grain prices, fertilizer remains affordable, which underpins strong demand expectations,” O’Rourke said. “This, combined with continued delays in new supply additions and Mosaic’s progress on transformative cost initiatives, puts Mosaic in an excellent position to create sustainable shareholder value over the long term.”
Mosaic has updated earnings guidance ranges:

$ in millions except per share	2018 Guidance	Reported YTD 6/30/2018
Adjusted EBITDA(1)	$1,800 - $1,950	$833
Adjusted earnings per share(1)	$1.45 - $1.80	$0.60
Capital Expenditures	$900 - $1,100	$424
(1) See “Non-GAAP Financial Measures” for additional information and reconciliation.
Assumptions embedded in the full-year guidance include:

In Millions*	Full-Year 2018 Assumptions	Reported YTD 6/30/2018
Potash tonnes sold**	8.3 - 8.9	4.1
Phosphates tonnes sold	8.3 - 8.9	4.2
Mosaic Fertilizantes tonnes sold	8.7 - 9.5	3.4
SG&A Expenses	$325 - $350	$173
*Tonnes = finished product tonnes
** Full-year sales volume reflects ~400,000 tonne reduction from Canpotex’ change in revenue recognition.
For the third quarter of 2018, Mosaic expects:

	Sales Volumes millions of tonnes*	Adjusted Gross Margin(1)
Potash	2.2 - 2.5	$55 - $65 per tonne
Phosphates	2.1 - 2.4	$75 - $85 per tonne
Mosaic Fertilizantes	3.2 - 3.6	$35 - $45 per tonne
Corporate and Other		$0 - $15 million
*Tonnes = finished product tonnes
(1) See “Non-GAAP Financial Measures” for additional information and reconciliation.

In the potash segment, we expect the negative impact of planned maintenance turnarounds at our lowest cost mines, Esterhazy and Belle Plaine, to be mostly offset by the increases in average realized selling prices. Third quarter guidance assumes minimal sales volumes to China.
In the phosphates segment, higher average realized selling prices are expected to more than offset higher raw material costs. The Company expects to report another quarter of strong premium product sales volumes.
In the Mosaic Fertilizantes segment, the impacts of higher average realized selling prices and weaker local currency are expected to more than offset the third quarter planned turn around at the Uberaba facility. Risks to both volume and margin guidance are primarily associated with the government’s published minimum freight tables related to the trucker strike in May. The Company embedded a negative
300 thousand tonne impact in full-year sales volumes assumptions as a result of these minimum freight tables.
The Company is not providing forward looking guidance for U.S. GAAP reported earnings per diluted share or a quantitative reconciliation of forward-looking adjusted earnings per diluted share of non-GAAP adjusted EBITDA. Please see "Non-GAAP Financial Measures" for additional information.  EPS guidance is based on preliminary estimates of asset values and depreciation for the acquired Vale Fertilizantes business which are expected to be finalized during 2018.

About The Mosaic Company
The Mosaic Company is one of the world's leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the Company is available at www.mosaicco.com.
Mosaic will conduct a conference call on Tuesday, August 7, 2018, at 9:00 a.m. Eastern Time to discuss second quarter 2018 earnings results as well as global markets and trends. Presentation slides and a simultaneous webcast of the conference call may be accessed through Mosaic’s website at www.mosaicco.com/investors. This webcast will be available up to one year from the time of the earnings call.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the anticipated benefits and synergies of our acquisition of the global phosphate and potash operations of Vale S.A. previously conducted through Vale Fertilizantes S.A. (which, when combined with our legacy distribution business in Brazil, is now known as Mosaic Fertilizantes) (the “Transaction”), other proposed or pending future transactions or strategic plans and other statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include, but are not limited to: difficulties with realization of the benefits and synergies of the Transaction, including the risks that the acquired business may not be integrated successfully or that the anticipated synergies or cost or capital expenditure savings from the Transaction may not be fully realized or may take longer to realize than expected, including because of political and economic instability in Brazil or changes in government policy in Brazil such as costs associated with the new freight tables; the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; the effect of future product innovations or development of new technologies on demand for our products; changes in foreign currency and exchange rates; international trade risks and other risks associated with Mosaic’s international operations and those of joint ventures in which Mosaic participates, including the performance of the Wa’ad Al Shamal Phosphate Company (also known as MWSPC), the ability of MWSPC to obtain additional planned funding in acceptable amounts and upon acceptable terms, the timely development and commencement of operations of production facilities in the Kingdom of Saudi Arabia, and the future success of current plans for MWSPC and any future changes in those plans; the risk that protests against natural resource companies in Peru extend to or impact the Miski Mayo mine, which is operated by an entity in which we are the majority owner; difficulties with realization of the benefits of our long term natural gas based pricing ammonia supply agreement with CF Industries, Inc., including the risk that the cost savings initially anticipated from the agreement may not be fully realized over its term or that the price of natural gas or ammonia during the term are at levels at which the pricing is disadvantageous to Mosaic; customer defaults; the effects of Mosaic’s decisions to exit business operations or locations; changes in government policy; changes in environmental and other governmental regulation, including expansion of the types and extent of water resources regulated under federal law, carbon taxes or other greenhouse gas regulation, implementation of numeric water quality standards for the discharge of nutrients into Florida waterways or efforts to reduce the flow of excess nutrients into the Mississippi River basin, the Gulf of Mexico or elsewhere; further developments in judicial or administrative proceedings, or complaints that Mosaic’s operations are adversely impacting nearby farms, business operations or properties; difficulties or delays in receiving, increased costs of or challenges to necessary governmental permits or approvals or increased financial assurance requirements; resolution of global tax audit activity; the effectiveness of Mosaic’s processes for managing its strategic priorities; adverse weather conditions affecting operations in Central Florida, the Mississippi River basin, the Gulf Coast of the United States, Canada or Brazil, and including potential hurricanes, excess heat, cold, snow, rainfall or drought; actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental regulation, Canadian resources taxes and royalties, or the costs of the MWSPC, its existing or future funding and Mosaic’s commitments in support of such funding; reduction of Mosaic’s available cash and liquidity, and increased leverage, due to its use of cash and/or available debt capacity to fund financial assurance requirements and strategic investments; brine inflows at Mosaic’s Esterhazy, Saskatchewan, potash mine or other potash shaft mines; other accidents and disruptions involving Mosaic’s operations, including potential mine fires, floods, explosions, seismic events, sinkholes or releases of hazardous or volatile chemicals; and risks associated with cyber security, including reputational loss; as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.
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Non-GAAP Financial Measures
This press release includes the presentation and discussion of non-GAAP diluted net earnings per share guidance, or adjusted EPS, non-GAAP gross margin per tonne, or adjusted gross margin per tonne, and non-GAAP EBITDA, and adjusted EBITDA, referred to as non-GAAP financial measures. Generally, a non-GAAP financial measure is a supplemental numerical measure of a company's performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles, or GAAP. Non-GAAP financial measures should not be considered as substitutes for, or superior to, measures of financial performance prepared in accordance with GAAP. In addition, because non-GAAP measures are not determined in accordance with GAAP, they are thus susceptible to varying interpretations and calculations and may not be comparable to other similarly titled measures of other companies. Adjusted metrics, including adjusted EPS, adjusted gross margin, and adjusted EBITDA are calculated by excluding the impact of notable items from the GAAP measure. Notable items impact on gross margin and EBITDA is pretax. Notable items impact on diluted net earnings per share is calculated as the notable item amount plus income tax effect, based on expected annual effective tax rate, divided by diluted weighted average shares. Management believes that these adjusted measures provide securities analysts, investors, management and others with useful supplemental information regarding our performance by excluding certain items that may not be indicative of, or are unrelated to, our core operating results. Management utilizes these adjusted measures in analyzing and assessing Mosaic’s overall performance and financial trends, for financial and operating decision-making, and to forecast and plan for future periods. These adjusted measures also assist our management in comparing our and our competitors' operating results. We are not providing forward looking guidance for U.S. GAAP reported diluted net earnings per share, gross margin per tonne, or a quantitative reconciliation of forward-looking adjusted EPS, adjusted gross margin and adjusted EBITDA because we are unable to predict with reasonable certainty our notable items without unreasonable effort. Historically, our notable items have included, but are not limited to, foreign currency transaction gain or loss, unrealized gain or loss on derivatives, acquisition-related fees, discrete tax items, contingencies and certain other gains or losses. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP reported results for the guidance period. Reconciliations for historical periods beginning with the quarter ended June 30, 2016 are provided under “Consolidated Data” in the Selected Calendar Quarter Financial Information performance data for the related periods. This information is available on our website at www.mosaicco.com in the “Financial Information - Quarterly Earnings” section under the “Investors” tab.

For the three months ended June 30, 2018, the Company reported the following notable items which, combined, negatively impacted earnings per share by $0.22:

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)

Foreign currency transaction gain (loss)	Consolidated	Foreign currency transaction gain (loss)	$(79)	$18	$(0.16)
Unrealized gain (loss) on derivatives	Corporate and Other	Cost of goods sold	(34)	8	(0.07)
Integration costs	Corporate and Other	Other operating income (expense)	(5)	1	(0.01)
Costs to capture synergies	Mosaic Fertilizantes	Other operating income (expense)	(6)	1	(0.01)
Refinement of inventory costing	Potash	Cost of goods sold	(4)	1	(0.01)
Refinement of inventory costing	Phosphates	Cost of goods sold	(6)	1	(0.01)
Discrete tax items	Consolidated	(Provision for) benefit from income taxes	—	13	0.04
Sales tax refund	Phosphates	Other operating income (expense)	6	(1)	0.01
Total Notable Items			$(128)	$42	$(0.22)
For the three months ended June 30, 2017, the Company reported the following notable items which, combined, negatively impacted earnings per share by $0.01:

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)

Foreign currency transaction gain	Consolidated	Foreign currency transaction gain (loss)	$9	$1	$0.03
Unrealized gain on derivatives	Corporate and Other	Cost of goods sold	3	—	0.01
Fees related to purchase of Vale Fertilizantes	Corporate and Other	Other operating expense	(5)	—	(0.02)
Discrete tax items	Consolidated	(Provision for) benefit from income taxes	—	16	0.04
Pre-issuance hedging loss	Consolidated	Interest expense	(8)	(1)	(0.02)
Water loss expense	Phosphates	Other operating income (expense)	(14)	(1)	(0.04)
Miski Mayo	Phosphates	Equity in net earnings (loss) of nonconsolidated companies	(5)	—	(0.01)
Total Notable Items			$(20)	$15	$(0.01)

Condensed Consolidated Statements of Earnings
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Net sales	$2,205.0	$1,754.6	$4,138.7	$3,332.7
Cost of goods sold	1,910.4	1,562.3	3,602.0	3,010.8
Gross margin	294.6	192.3	536.7	321.9
Selling, general and administrative expenses	79.3	71.2	172.9	152.1
Other operating expense	19.0	26.5	86.8	45.1
Operating earnings	196.3	94.6	277.0	124.7
Interest expense, net	(45.1)	(36.4)	(94.5)	(62.2)
Foreign currency transaction (loss) gain	(78.7)	9.1	(110.9)	18.0
Other (expense) income	(2.4)	1.4	(8.0)	(3.1)
Earnings from consolidated companies before income taxes	70.1	68.7	63.6	77.4
Provision for (benefits from) income taxes	3.7	(22.6)	(46.2)	(12.9)
Earnings from consolidated companies	66.4	91.3	109.8	90.3
Equity in net earnings (loss) of nonconsolidated companies	1.7	5.8	(1.6)	5.7
Net earnings including noncontrolling interests	68.1	97.1	108.2	96.0
Less: Net income (loss) attributable to noncontrolling interests	0.2	(0.2)	(2.0)	(0.4)
Net earnings attributable to Mosaic	$67.9	$97.3	$110.2	$96.4
Diluted net earnings per share attributable to Mosaic	$0.18	$0.28	$0.29	$0.27
Diluted weighted average number of shares outstanding	387.2	352.0	385.5	351.8

Condensed Consolidated Balance Sheets
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	June 30, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$1,035.3	$2,153.5
Receivables, net	624.9	642.6
Inventories	2,168.3	1,547.2
Other current assets	341.9	273.2
Total current assets	4,170.4	4,616.5
Property, plant and equipment, net	11,559.6	9,711.7
Investments in nonconsolidated companies	837.8	1,089.5
Goodwill	1,738.0	1,693.6
Deferred income taxes	515.7	254.6
Other assets	1,576.5	1,267.5
Total assets	$20,398.0	$18,633.4
Liabilities and Equity
Current liabilities:
Short-term debt	$20.2	$6.1
Current maturities of long-term debt	261.2	343.5
Structured accounts payable arrangements	384.5	386.2
Accounts payable	774.8	540.9
Accrued liabilities	1,154.2	754.4
Total current liabilities	2,594.9	2,031.1
Long-term debt, less current maturities	4,736.5	4,878.1
Deferred income taxes	1,163.6	1,117.3
Other noncurrent liabilities	1,487.3	967.8
Equity:
Preferred Stock, $0.01 par value, 15,000,000 shares authorized, none issued and outstanding as of June 30, 2018 and December 31, 2017	—	—
Common Stock, $0.01 par value, 1,000,000,000 shares authorized, 389,230,157 shares issued and 385,457,882 shares outstanding as of June 30, 2018, 388,998,498 shares issued and 351,049,649 shares outstanding as of December 31, 2017	3.8	3.5
Capital in excess of par value	981.7	44.5
Retained earnings	10,734.1	10,631.1
Accumulated other comprehensive loss	(1,523.2)	(1,061.6)
Total Mosaic stockholders' equity	10,196.4	9,617.5
Noncontrolling interests	219.3	21.6
Total equity	10,415.7	9,639.1
Total liabilities and equity	$20,398.0	$18,633.4

 Condensed Consolidated Statements of Cash Flows
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Cash Flows from Operating Activities:
Net cash provided by operating activities	$807.0	$242.8	$736.0	$388.8
Cash Flows from Investing Activities:
Capital expenditures	(201.1)	(168.5)	(424.4)	(392.3)
Purchases of available-for-sale securities - restricted	(71.9)	(530.2)	(257.6)	(1,266.3)
Proceeds from sale of available-for-sale securities - restricted	65.4	521.8	249.4	1,256.1
Investments in consolidated affiliate	(4.9)	(13.9)	(3.6)	(38.9)
Acquisition, net of cash acquired	9.3	—	(985.3)	—
Other	6.5	13.8	4.4	18.8
Net cash used in investing activities	(196.7)	(177.0)	(1,417.1)	(422.6)
Cash Flows from Financing Activities:
Payments of short-term debt	(88.9)	(250.7)	(88.9)	(265.2)
Proceeds from issuance of short-term debt	41.9	200.4	107.2	343.4
Payments of structured accounts payable arrangements	(202.5)	(120.5)	(438.2)	(155.8)
Proceeds from structured accounts payable arrangements	157.2	140.1	331.0	247.4
Payments of long-term debt	(107.0)	(1.8)	(313.9)	(3.4)
Proceeds from issuance of long-term debt	39.2	0.2	39.2	1.5
Cash dividends paid	(9.6)	(52.7)	(19.2)	(149.1)
Other	(0.2)	(0.3)	(0.4)	(1.9)
Net cash (used in) provided by financing activities	(169.9)	(85.3)	(383.2)	16.9
Effect of exchange rate changes on cash	(65.0)	1.5	(51.6)	4.5
Net change in cash, cash equivalents and restricted cash	375.4	(18.0)	(1,115.9)	(12.4)
Cash, cash equivalents and restricted cash - beginning of period	703.1	717.0	2,194.4	711.4
Cash, cash equivalents and restricted cash - end of period	$1,078.5	$699.0	$1,078.5	$699.0

Reconciliation of cash, cash equivalents and restricted cash reported within the unaudited condensed consolidated balance sheets to the unaudited statements of cash flows:
Cash and cash equivalents	$1,035.3	$660.6
Restricted cash in other current assets	8.5	7.2
Restricted cash in other assets	34.7	31.2
Total cash, cash equivalents and restricted cash shown in the unaudited statement of cash flows	$1,078.5	$699.0

Earnings Per Share Calculation

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Net earnings attributable to Mosaic	$67.9	$97.3	$110.2	$96.4
Basic weighted average number of shares outstanding	385.4	351.0	384.0	350.8
Dilutive impact of share-based awards	1.8	1.0	1.5	1.0
Diluted weighted average number of shares outstanding	387.2	352.0	385.5	351.8
Basic net earnings per share attributable to Mosaic	$0.18	$0.28	$0.29	$0.27
Diluted net earnings per share attributable to Mosaic	$0.18	$0.28	$0.29	$0.27